AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made effective as of February 18, 2014  (the “Effective Date”), by and between Cheviot Saving Bank, an Ohio-chartered stock savings and loan association (the “Bank”) and Thomas J. Linneman (“Executive”).  The Bank and Executive are sometimes collectively referred to herein as the “parties.”  Any reference to the “Company” shall mean Cheviot Financial Corp., the holding company of the Bank.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Bank’s performance hereunder.

WITNESSETH

WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Bank pursuant to an employment agreement between the Bank and the Executive originally entered into on January 5, 2004, and subsequently amended and restated as of September 16, 2008 ( the “Original Agreement”);

 WHEREAS, the Bank desires to amend and restate the Original Agreement to reflect current compensation and regulatory trends, as well as to make certain other changes;

                 WHEREAS, the Bank desires to ensure the continued availability of the Executive’s services as provided in this Agreement and the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth; and

                 WHEREAS, the Board of Directors of the Bank and the Executive believe it is in the best interests of the Bank to enter into the Agreement in order to reinforce and reward the Executive for his service and dedication to the continued success of the Bank.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive shall serve as a member of the Board of Directors of the Bank (the “Board”), President and Chief Executive Officer of the Bank.  Executive shall be responsible for the overall management of the Bank, and shall be responsible for establishing the business objectives, policies and strategic plan of the Bank, in conjunction with the Board.  Executive also shall be responsible for providing leadership and direction to all departments or divisions of the Bank, and shall be the primary contact between the Board and the staff.  As Chief Executive Officer, Executive shall directly report to the Board.  Executive also shall be nominated as a member of the Board, subject to election by members or shareholders of the Bank, as the case may be.  Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Bank.

2. TERM AND DUTIES.

(a)           Three Year Contract; Annual Renewal.  The term of this Agreement will begin as of the Effective Date and shall continue thereafter for a period of three (3) years.  Beginning on the first annual anniversary date of this Agreement, and on each annual anniversary date thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term; provided that (1) the Bank has not given notice to the Executive in writing at least thirty (30) days prior to or thirty (30) days after such renewal date that the term of this Agreement shall not be extended further; and (2) prior to such renewal date, the disinterested members of the Board of Directors of the Bank (the “Board”) have explicitly reviewed and approved the extension and the results thereof shall be included in the minutes of the Board’s meeting.  On an annual basis prior to the deadline for the notice period referenced above, the Board shall conduct a performance review of the Executive for purposes of determining whether to provide notice of non-renewal.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

(b)           Termination of Agreement.  Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

(c)           Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

(d)           Duties; Membership on Other Boards.  During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business or civic organizations, which, in the Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.  Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.

3. COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary.  In consideration of Executive’s performance of the duties set forth in Section 2, the Bank shall provide Executive the compensation specified in this Agreement.  The Bank shall pay Executive a salary of $280,488 per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Bank may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive’s Base Salary. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.

(b) Bonus and Incentive Compensation.  Executive shall be entitled to equitable participation in incentive compensation and bonuses in any plan or arrangement of the Bank or the Company in which Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.  In lieu of any bonus normally provided to permanent full-time employees of the Bank, the Bank agrees to provide a bonus program to the Executive which will provide the Executive with the opportunity to earn up to 50% of the Executive’s base salary, on an annual basis, the amount of which shall be determined by specific performance standards and a formula agreed to by Executive and the Bank annually.  Performance standards shall be measured on a calendar year, and no bonus shall be payable if Executive is not employed on December 31 of the year in question.

(c) Employee Benefits.  The Bank shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or from which he was deriving benefit immediately prior to the commencement of the term of this Agreement, and the Bank shall not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive will be entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank and/or the Company in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  In addition, during the term of this Agreement, the Bank shall provide the Executive with a supplemental life insurance policy with a death benefit of not less than $200,000.

(d) Paid Time Off.  Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives, but, in any event, not less than four (4) weeks vacation annually.  Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements.  The Bank shall also pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the year in which such right to such payment or reimbursement occurred.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event such Event of Termination occurs within eighteen (18) months following a Change in Control (as defined in Section 5 hereof), Section 5 shall apply instead. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

(i) the involuntary termination of Executive’s employment hereunder by the Bank for any reason other than termination governed by Section 5 (in connection with or following a Change in Control), Section 6 (due to Disability or death), Section 7 (due to Retirement), or  Section 8 (for Cause), provided that such termination constitutes a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code (“Code”); or

(ii) Executive’s resignation from the Bank’s employ upon any of the following, unless consented to by Executive:

    (A)           failure to appoint Executive to the position set forth in Section 1, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank);

    (B)           a relocation of Executive’s principal place of employment to a location that is more than 10 miles from the location of the Bank’s principal executive offices as of the date of this Agreement;

    (C)           a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank);

    (D)           a liquidation or dissolution of the Bank; or

    (E)           a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination.  The Bank shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Bank may elect to waive said thirty (30) day period.

(b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the Base Salary and bonuses that Executive would be entitled to for the remaining unexpired term of the Agreement.  For purposes of determining the bonus(es) payable hereunder, the bonus(es) will be deemed to be (i) equal to the highest bonus paid at any time during the prior three years, and (ii) otherwise paid at such time as such bonus would have been paid absent an Event of Termination.  Such payments shall be paid in a lump sum on the thirtieth (30th) day following the date of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(c) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Bank), as if Executive had continued working for the Bank for the remaining unexpired term of the Agreement following such Event of Termination, earning the salary that would have been achieved during such period.  Such payments shall be paid in a lump sum within thirty (30) days of the Executive’s Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(d) Upon the occurrence of an Event of Termination, the Bank shall provide, at the Bank’s expense, for the remaining unexpired term of the Agreement, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Bank employees.

(e) For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Event of Termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).  If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under sub-paragraph (b) or (c) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(f) Release Required and Timing of Payments and Benefits.  Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement (the “Release”), and (ii) the payments and benefits shall begin on the 30th day following the date of the Executives Separation from Service, provided that before that date, the Executive has signed (and not revoked) the Release and the Release is irrevocable under the time period set forth under applicable law (and the payments and benefits will not be provided if the Release is not provided within the timeframe set forth in this section).

5. CHANGE IN CONTROL.

(a) Any payments made to Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(1)
Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company;  or

(2)
Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the Bank or Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable), or

(3)
Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or Company's assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(c) Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), Executive, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to three times the sum of (i) Executive’s highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control.  Such payment shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(d) Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on Executive’s behalf under the Bank’s defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Bank), as if Executive had continued working for the Bank for thirty-six (36) months after the effective date of such termination of employment, earning the salary that would have been achieved during such period.  Such payments shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination.  If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under this sub-paragraph (c) or (d) of this Section 5 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(e) Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Bank (or its successor) shall provide at the Bank’s (or its successor’s) expense, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees and then the coverage provided to Executive shall be commensurate with such changed coverage.  Such coverage shall cease thirty-six (36) months following the termination of Executive’s employment.

6. TERMINATION FOR DISABILITY OR DEATH.

(a) Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive’s employment based on Disability.  Upon the determination that Executive has suffered a Disability, disability payments hereunder shall commence within thirty (30) days.

(b) Executive shall be entitled to receive benefits under any short-term or long-term disability plan maintained by the Bank.  To the extent such benefits are less than Executive’s Base Salary, the Bank shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary and end on the earlier of (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive’s full-time employment by another employer; (iii) expiration of the remaining term of this Agreement; or (iv) Executive’s death.

(c) The Bank shall cause to be continued life insurance coverage and non-taxable medical and dental coverage substantially comparable, as reasonable available, to the coverage maintained by the Bank for Executive prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated based on Disability.  This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive’s full-time employment by another employer; (iii) expiration of the remaining term of this Agreement; or (iv) Executive’s death.

(d)           In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death in accordance with the regular payroll practices of the Bank for a period of one (1) year from the date of Executive’s death, and the Bank shall continue to provide non-taxable medical, dental and other insurance benefits normally provided for Executive’s family (in accordance with its customary co-pay percentages) for twelve (12) months after Executive’s death.  Such payments are in addition to any other life insurance benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of Executive, including, but not limited to, the Bank’s tax-qualified retirement plans.

7. TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment in accordance with a retirement policy, if any, established by the Board with Executive’s consent with respect to him.  A termination of Executive based on Retirement shall not affect or reduce any benefit or compensation that the Executive is otherwise entitled to.

8. TERMINATION FOR CAUSE.

(a)           The Bank may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.”  The term “Cause” as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Executive:

         (1) personal dishonesty;

         (2) incompetence;

         (3) willful misconduct;

         (4) breach of fiduciary duty involving personal profit;

         (5) material breach of the Bank’s Code of Ethics;

(6)
material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank;

(7)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(8)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(9)	material breach by Executive of any provision of this Agreement.

 Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting  at which the Executive shall be given the opportunity to be heard before the Board.  Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 10 below.

(b)           For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank.  Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

9. RESIGNATION FROM BOARDS OF DIRECTORS

In the event of Executive’s termination of employment due to an Event of Termination, Executive’s service as a director of the Bank, the Company, and any affiliate of the Bank or the Company shall immediately terminate.  This Section 9 shall constitute a resignation notice for such purposes.

10. NOTICE.

(a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive.  If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20.  Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b) Any other purported termination by the Bank or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 10(c)) to the other party.  If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 20.  Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given.  In the event the voluntary termination by Executive of his employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.  If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.

(c) For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

11. POST-TERMINATION OBLIGATIONS.

(a)           Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(i)           solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within sixty (60) miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office; or

(ii)           become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of the Bank or its affiliates or has headquarters or offices within sixty (60) miles of Cheviot, Ohio; provided, however, that this restriction shall not apply if Executive’s employment is terminated following a Change in Control or if Executive does not have any right to or waives (or returns to the Bank) any payments under Section 4 hereof.

(b)             As used in this Agreement, “Confidential Information” means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Bank with respect to all Confidential Information. At all times, both during the Executive’s employment with the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Bank.

(c)           Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

(d)           All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

12. SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company may accede to this Agreement but only for the purposed of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, including the Original Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14. NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15. MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16. REQUIRED PROVISIONS.

(a)           The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(g)   Notwithstanding anything herein contained to the contrary, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within thirty (30) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

17. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18. HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Ohio except to the extent superseded by federal law.

20. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties.  If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21. INDEMNIFICATION.

(a) Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.  Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)           Any indemnification by the Bank shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.

22. NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Cheviot Savings Bank 3723 Glenmore Avenue Cheviot, Ohio 45211 Attention: Chairman of the Board
To Executive:	Thomas J. Linneman At the address last appearing on the personnel records of the Bank

SIGNATURES

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

CHEVIOT SAVINGS BANK

By: /s/ James E. Williamson Member of the Board of Directors

CHEVIOT FINANCIAL CORP.

By:/s/ John T. Smith Member of the Board of Directors

EXECUTIVE:

/s/ Thomas J. Linneman Thomas J. Linneman